R E O C

December 30, 1998
1998

Mr. Jim Carpenter                                    Via Facsimile Transmission
Rampart Capital Corporation                          713-223-4814
700 Louisiana, Suite 2550                            Hard Copy By Overnight Mail
Houston Texas 77002

Re:      Broker's Opinion of Value
         Mursch Center
         6128-36 Bandera Road
         San Antonio, Texas

Dear Jim:

The Mursch Center is a two story 15,000 SF mixed-use facility currently containing two separate medical offices ant a Vacant 9,600 square foot retail space The building has a rock front, concrete tilt up exterior walls with a gravel built-up roof over the medical offices and restaurant and a metal standing seam, gabled roof over the second story of the sporting goods store. The facility sits on .978 acres or 42,601 square feet of land and has a parking lot with 68 parking spaces.

The tract has 181.28 feet of frontage along the southwest side of Bandera Road and 235.0 feet of frontage along the southeast side of Hurley Drive.

The property is zoned B-3 Business District by the City of Leon Valley, which allows for most types of commercial and office uses.

There are three methods to use in order to arrive at a realistic value:

          MARKET APPROACH - An estimate of value based on the actual sales prices of comparable properties

          COST APPROACH - An estimate of value based on current construction costs, less depreciation, plus land value.

          INCOME APPROACH - An estimate of value based on the monetary returns that a property can be expected to generate capitalization.

MARKET DATA APPROACH - In the application of the Market Data Approach it is important to locate sales of properties similar to he subject property. I was not given sufficient time to find sales of similar properties; therefore, the Market Data Approach method has not been used in this Opinion of Value.

COST APPROACH - In the application of the Cost Approach the first step is to estimate the value of the land, as if vacant. Next the reproduction cost estimated for the subject improvements.

               LAND VALUE - In August 1990, Joseph Woller appraised the land at $325,000 or $7.63 per sq. ft. I consulted with another appraiser, Marty Bryant, who based on his knowledge of current comparable sales estimated the land value at $7.00 per sq.ft.

               IMPROVEMENTS -Again, in the interest of time, I consulted with two building contractors who have current experience constructing similar buildings. Based on my construction experience and the information I received from these contractors, I have estimated the replacement value of the building and site improvements to be $45.00 to $50.00 per square foot. Accrued depreciation should be figured at $6.75 to $7.20 per square foot. Therefore, based on the above estimates:

                                             LOW                     High
Improvements                               $45.00                   $50.00
 Less Accrued Depreciation                 - 6.75                   - 7.20
                                            38.25                    42.80
 Land Value (Under Bldg)                   +19.88                   +19.88
 Range of Value                            $58. 13                  $62.68

Cost Approach                        $871,950.00        to      $940,200.00

Note - All numbers relate to "under building"/15,000  SF

INCOME APPROACH -This approach is based on the theory that the net operating income (NOI) produced by the property has a direct relationship to the overall value of the property. For the purpose of this Opinion of Value I have estimated the value at the current NOI and at the projected NOI if the building were leased up at 100% occupancy to credit worthy tenants market rates.

Income

         Franklin Chiropractic             1800 SF           =       $ 1,710/mo.
         H &H Music                       9600 SF            =        5,256
         Texas Pain Clinic                3600 SF            =        3.600
                                                                    $10,556 /mo.

Estimate Expenses                                                   $  3,542
                                                                       7,014
Estimated monthly expense recapture                                 +  3,309
Monthly Income                                                       $10,053

                                                                   X     12
Annual NOI                                                            120,636
Capitalization Rate 12%                                            /       12
Current Value at 100% occupancy                                     $1,000,000


My decision to use a capitalization rate of 12.0% is based on my knowledge of current sales of income producing properties in the San Antonio area. New triple net single tenant AAA properties such as Walgreens Drug Stores are selling at CAP rates ranging from 8.5% to 9.0% Older A- to B- income producing properties are selling at CAP rates ranging from 10% to 12.5%.

OPINION OF VALUE:

         Market Data Approach                               No Estimate Figured

         Cost Approach                                     $871,950 to $940,200

         Income Approach                                             $1,000,000


Jim, please let me know if you need additional information.


Best regards,

Michael S. Hampton, CPM, CCIM
President

MSH/jh